UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Information
Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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☐ Soliciting Material Pursuant to §240.14a-12

FRED’S, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FRED’S, INC.
4300 NEW GETWELL ROAD
MEMPHIS, TENNESSEE 38118

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to be held on Wednesday, June 21, 2006

TO THE SHAREHOLDERS OF FRED’S, INC.:
     Notice is hereby given that the Annual Meeting of Shareholders of Fred’s, Inc. (the “Company” or “Fred’s”) will be held at the Holiday Inn Express, 2192 S. Highway 441, Dublin, Georgia, on Wednesday, June 21, 2006, at 5:00 p.m., Eastern Daylight Time, for the following purposes:
1.	To elect the Company’s Board of Directors; and

2.	To approve the designation of BDO Seidman, LLP as our independent registered public accounting firm of the Company, as described in the Proxy Statement; and

3.	To consider and act upon any other matters which properly come before the Annual Meeting or any adjournment of the meeting.
     The accompanying Proxy Statement contains further information with respect to these matters.
     Only shareholders of record at the close of business on April 28, 2006 will be entitled to vote at the meeting or any adjournment thereof.
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

By order of the Board of Directors,
/s/ Charles S. Vail

Charles S. Vail
Secretary

May 26, 2006

PROXY STATEMENT
PROPOSAL 1 (ELECTION OF DIRECTORS)
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES TO FRED’S BOARD OF DIRECTORS.
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
PROPOSAL 2 (APPROVE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM)
THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE SELECTION OF BDO SEIDMAN, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2006.
OTHER BUSINESS
SHAREHOLDER PROPOSALS
SOLICITATION OF PROXIES AND COST THEREOF

FRED’S, INC.
4300 NEW GETWELL ROAD
MEMPHIS, TENNESSEE 38118

PROXY STATEMENT

For Annual Meeting of Shareholders, June 21, 2006
     The enclosed proxy is solicited by the Board of Directors (the “Board” or “Board of Directors”) of Fred’s, Inc. (the “Company” or “Fred’s”) to be voted at the Annual Meeting of Shareholders to be held on June 21, 2006, at 5:00 p.m., Eastern Daylight Time, at the Holiday Inn Express, 2192 S. Highway 441, Dublin, Georgia, or any adjournment thereof (the “Annual Meeting”). At the Annual Meeting, the presence in person or by proxy of the holders of a majority of the total number of shares of outstanding Class A common stock (“Common Stock”) will be necessary to constitute a quorum.
     All shares represented by properly executed proxies will be voted in accordance with the instructions indicated thereon unless such proxies previously have been revoked. If any proxies of holders of Common Stock do not contain voting instructions, the shares represented by such proxies will be voted FOR Proposals 1 and 2. The Board of Directors does not know of any business to be brought before the Annual Meeting, other than as indicated in the notice, but it is intended that, as to any other such business properly brought before the meeting, votes may be cast pursuant to the proxies in accordance with the judgment of the persons acting thereunder.
     Any shareholder who executes and delivers a proxy may revoke it at any time prior to its use upon (a) receipt by the Secretary of the Company of written notice of such revocation; (b) receipt by the Secretary of the Company of a duly executed proxy bearing a later date; or (c) appearance by the shareholder at the meeting (with proper identification) and his request for the return of his proxy or his request for a ballot.
     A copy of this Proxy Statement and the enclosed Proxy Card are first being sent to shareholders on or about May 26, 2006.
Voting Securities
     Only shareholders of record at the close of business on April 28, 2006, will be entitled to vote at the Annual Meeting. As of such date, the Company had outstanding and entitled to vote at the Annual Meeting 39,910,449 shares of Common Stock. All references to shares and share prices reflect the stock split effected on July 1, 2003. Each share of Common Stock is entitled to one vote for all matters before the Annual Meeting.
     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting. A quorum must be present in order for the Annual Meeting to be held. In order for the quorum requirement to be satisfied, a majority of the issued and outstanding shares of Common Stock entitled to vote at the meeting must be present in person or represented by proxy. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. If a broker indicates on the proxy that it does not have discretionary authority as to specified shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. The nominees for Director receiving a plurality of the votes cast at the Annual Meeting in person or by proxy will be elected. The election of the Company’s Board of Directors and the designation of BDO Seidman, LLP as our independent registered public accounting firm will be approved if the votes cast favoring the action exceed the votes cast opposing the action. Abstentions and broker non-votes have no effect on the vote for the election of Directors and the designation of BDO Seidman, LLP.

Ownership of Common Stock
by Directors,
Officers and Certain Beneficial Owners
     The following table sets forth the beneficial ownership known to the Company of Common Stock as of April 28, 2006, by (i) beneficial owners of more than five percent of Common Stock, (ii) each director, (iii) each of the persons named in the Summary Compensation Table, and (iv) all directors and executive officers of Fred’s as a group.

	Shares of Common Stock Beneficially Owned(1)
	Number of Shares
Beneficial Owner	Options(3)	Total(4)	Percent(2)
FMR Corp.(5)	—	5,941,900	14.7
Century Capital Management LLC(6)	—	2,289,590	5.7
Michael J. Hayes(7)	55,250	2,403,541	6.0
John R. Eisenman	13,500	29,669	*
Roger T. Knox	13,500	35,580	*
John D. Reier	30,275	114,578	*
Thomas H. Tashjian	13,500	308,109	*
B. Mary McNabb	3,000	3,000	*
Gerald E. Thompson	3,000	3,000	*
Jerry A. Shore	13,500	59,630	*
James Fennema	2,000	25,100	*
Dennis K. Curtis	3,500	23,937	*
All Directors and Executive Officers As a Group (14 persons)	158,080	3,060,775	7.6
* Less than 1%

(1)	As used in this table, beneficial ownership means the sole or shared power to vote, or direct the voting of, a security, or the sole or shared power to dispose, or direct the disposition, of a security. Except as otherwise indicated, all persons listed above have (i) sole voting power and investment power with respect to their shares of Common Stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares of Common Stock. The address for all except FMR Corp., and Century Capital Management LLC. is 4300 New Getwell Rd., Memphis, TN 38118. The address of FMR Corp. is 1 Federal Street, Boston, MA 02110-2003 and Century Capital Management LLC is 100 Federal Street, Boston, MA 02110-1802.

(2)	Based on 40,314,836 shares, which consists of the total outstanding shares of Common Stock as of April 28, 2006 (39,910,449) and options (404,387) exercisable within sixty (60) days of April 28, 2006.

(3)	Represents stock options that are exercisable within sixty (60) days of April 28, 2006.

(4)	Includes stock options that are exercisable by beneficial owners within sixty (60) days of April 28, 2006.

(5)	This information is based on Amendment 1 to Schedule 13G filed on February 14, 2006 by FMR Corp., which reported that as of December 31, 2005, it had sole power to vote or direct the vote of 7,600 shares and sole power to dispose of or direct the disposition of 5,941,900 shares.

(6)	This information is based on a Schedule 13F filed by Century Capital Management, LLC (“Century”), which reported that as of March 31, 2006, it had sole power to vote or direct the vote of 2,289,591 shares.

(7)	Includes 159,018 shares owned by Mr. Hayes’ wife and 56,832 shares owned by Memphis Retail Limited Partnership which are attributable to Mr. Hayes and two of his children.

PROPOSAL 1 (ELECTION OF DIRECTORS)
     Seven directors, constituting the entire Board of Directors, are to be elected at the Annual Meeting to serve one year or until their successors are elected and qualified. The Board of Directors proposes the election of the following nominees:

Nominee	Age	Title
Michael J. Hayes	64	Chairman and Chief Executive Officer
John R. Eisenman	64	Director
Roger T. Knox	68	Director
John D. Reier	66	Director and President
Thomas H. Tashjian	51	Director
B. Mary McNabb	57	Director
Gerald E. Thompson	56	Director
Principal Occupation, Business, and Directorships
     Michael J. Hayes was elected a Director of the Company in January 1987 and was named Chairman of the Board in November 2001. Mr. Hayes has been Chief Executive Officer since October 1989 and served as a Managing Director of the Company from 1989 to 2002 when that position was eliminated. He was previously employed by Oppenheimer & Company, Inc. in various capacities from 1976 to 1985, including Managing Director and Executive Vice President — Corporate Finance and Financial Services.
     John R. Eisenman is involved in real estate investment and development located in Greensboro, North Carolina. Mr. Eisenman has been engaged in commercial and industrial real estate brokerage and development since 1983. Previously, he founded and served as President of Sally’s, a chain of fast food restaurants, from 1976 to 1983, and prior thereto held various management positions in manufacturing and in securities brokerage. Mr. Eisenman has served as a Director since the Company’s initial public offering in March 1992.
     Roger T. Knox is President Emeritus of the Memphis Zoological Society and was its President and Chief Executive Officer from January 1989 through March 2003. Mr. Knox was the President and Chief Operating Officer of Goldsmith’s Department Stores, Inc. (a full-line department store in Memphis and Jackson, Tennessee) from 1983 to 1987 and its Chairman of the Board and Chief Executive Officer from 1987 to 1989. Prior thereto, Mr. Knox was with Foley’s Department Stores in Houston, Texas for 20 years. Mr. Knox has served as a Director since the Company’s initial public offering in March 1992. Additionally, Mr. Knox is a Director of Hancock Fabrics, Inc.
     John D. Reier is President and a Director. Mr. Reier joined the Company in May 1999 as President and was elected a Director of the Company in August 2001. Prior to joining the Company, Mr. Reier was President and Chief Executive Officer of Sunny’s Great Outdoors Stores, Inc. from 1997 to 1999, and was President, Chief Operating Officer, Senior Vice President of Merchandising, and General Merchandise Manager at Family Dollar Stores, Inc. from 1987 to 1997.
     Thomas H. Tashjian was elected a Director of the Company in March 2001. Mr. Tashjian is a private investor. Previously, he served as a managing director and consumer group leader at Banc of America Montgomery Securities in San Francisco. Prior to that, Mr. Tashjian held similar positions at First Manhattan Company, Seidler Companies, and Prudential Securities. Mr. Tashjian’s earlier retail operating experience was in discount retailing at the Ayrway Stores, which were acquired by Target Corporation, and in the restaurant business at Noble Roman’s.
     B. Mary McNabb was elected a director of the Company in April 2005. Ms. McNabb served as Chief Executive Officer of Garden Ridge Stores, a home-décor chain in 2005. Prior to accepting this position, she served as an Executive Vice President and a Director of The Mowbray Group, a California-based retail consulting firm that specializes in problem-solving, cost reductions, importing, and retail management. She also has served as a member of the Board of Directors of C-ME (Cyber Merchants Exchange), a public company. McNabb was formerly Executive Vice President of Merchandising and Marketing for Factory 2-U, Vice President of Sourcing for S-Q of California, and West Coast Manager/Buyer for One Price Clothing, Inc.

     Gerald E. Thompson R.Ph., was elected a director of the Company in April 2005. He retired in July 2004 from Eckerd Corporation, a subsidiary of J.C. Penney. Joining the company in 1997 as regional vice president, a position he had held for almost 10 years with Thrift Drug Stores prior to its merger with Eckerd that year, he was promoted to senior vice president of pharmacy services in 2000. At different times during his career with Eckerd, Mr. Thompson held primary operating responsibility for approximately 2,000 stores and, as senior vice president, he oversaw all of Eckerd’s 2,800. Mr. Thompson served in the industry’s trade organization, the National Association of Chain Drug Stores, where he participated in legislative activities on the federal and state level and was a member of the Association’s Pharmacy and Governmental Affairs committees.
     If, for any reason, any of the nominees shall become unavailable for election, the individuals named in the enclosed proxy may exercise their discretion to vote for any substitutes chosen by the Fred’s Board of Directors, unless the Board of Directors should decide to reduce the number of directors to be elected at the Annual Meeting. Fred’s has no reason to believe that any nominee will be unable to serve as a director.
     Although the Company does not have a formal policy regarding attendance by members of the Board of Directors at the Annual Meeting, the Company encourages all of its directors to attend. All directors attended the 2005 Annual Meeting of Shareholders.
     For information concerning the number of shares of Common Stock owned by each director, and all directors and executive officers as a group as of April 28, 2006, see “Ownership of Common Stock by Directors, Officers and Certain Beneficial Owners.” There are no family relationships between any directors or executive officers of Fred’s.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE
ELECTION OF THE NOMINEES TO FRED’S BOARD OF DIRECTORS.
Section 16(a) Beneficial Ownership Reporting Compliance
     Based solely upon a review of reports of beneficial ownership of Fred’s Common Stock and written representations furnished to Fred’s by its officers, directors and principal shareholders, Fred’s is not aware of any such reporting person who or which failed to file with the Securities and Exchange Commission (the “Commission”) on a timely basis any required reports of changes in beneficial ownership during fiscal year 2005.
Board of Directors
     During the last fiscal year, Fred’s Board of Directors held five meetings. Michael J. Hayes, John R. Eisenman, Roger T. Knox, John D. Reier and Thomas H. Tashjian attended all of the Board meetings and the prior year annual meeting. B. Mary McNabb and Gerald E. Thompson were added to the Board of Directors in April 2005 and attended all meetings after that date. Mr. Hayes is Chairman of the Board of Directors. Non-employee Directors of Fred’s are paid for their services as such $22,260 per year plus reasonable expenses for meeting attendance, and are granted stock options from time to time. John R. Eisenman, Roger T. Knox, Thomas H. Tashjian, B. Mary McNabb, and Gerald E. Thompson are considered independent as defined in the listing standards of the National Association of Securities Dealers’ Automated Quotation System (“NASDAQ”).
     The Board of Directors has a process for shareholders to send communications to the Board. Shareholders may send communications to our Board by sending a letter to: Board of Directors, Fred’s Inc., c/o General Counsel, 4300 New Getwell Rd., Memphis, TN 38118. All communication will be reviewed by our Legal Department and forwarded to the Board of Directors on a quarterly basis, unless requested by the Board on a more frequent basis. Your communication will be treated confidentially, subject to applicable laws, regulations or legal proceedings, if so marked on the envelope or in the communication.
Corporate Governance
     The Board of Directors believes the Company has observed sound corporate governance practices in the past. However, following enactment of the Sarbanes-Oxley Act of 2002 and the adoption of new rules and regulation by the National Association of Securities Dealers, Inc. and the Securities and Exchange Commission, the Company, like many public companies, has addressed the changing governance environment by reviewing its policies and procedures and, where appropriate, adopting new practices. The matters are governed by the formal written charter of the Nominating and Corporate Governance Committee.

     The Company has a code of ethics that applies to all of its directors, officers (including its Chief Executive Officer, President, Chief Financial Officer, Chief Information Officer, Controller and any person performing similar functions) and employees.
     The Company’s code of ethics and board committee charters are available on the Company’s website, and can be found under the Investor Relations and Governance links. The Company’s website is www.fredsinc.com. The information contained on the website is not incorporated by reference in, or considered part of, this Proxy Statement.
Audit Committee
     The Audit Committee of the Board of Directors, which is comprised of John R. Eisenman, Chairman of the Committee, Roger T. Knox, Thomas H. Tashjian, B. Mary McNabb, and Gerald E. Thompson, met five times during the last fiscal year. Members Eisenman, Knox, and Tashjian attended all of the Committee meetings. Members McNabb and Thompson were added to the Committee in April 2005 and attended all meetings after that date. Each of the members of the Audit Committee is an independent director as defined in the NASDAQ listing standards. Audit Committee members are paid for their services $4,000 per year for Mr. Eisenman, Chairman and $2,400 per year for members Knox, Tashjian, McNabb and Thomson plus reasonable expenses for meeting attendance.
     The Audit Committee is responsible for the engagement of the independent registered public accounting firm; considering the range of audit and non-audit fees; assisting the Board in fulfilling its oversight responsibilities by reviewing the financial reports and other financial information provided by the Company to any governmental body or the public; reviewing the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and reviewing the Company’s auditing, accounting, and financial reporting processes generally.
     Audit Committee members have the requisite financial experience to serve on the Audit Committee. The management of the Company has the primary responsibility for the financial statements and reporting process. The independent registered public accounting firm is responsible for conducting and reporting on the audit of the Company’s financial statements in accordance with generally accepted auditing standards. The Company’s independent registered public accounting firm is ultimately accountable to the Audit Committee. The Board of Directors has adopted a written charter for the Audit Committee, which was attached as Appendix B to the Company’s 2004 Proxy Statement. The Board of Directors has determined that Mr. Tashjian meets the Commission’s definition of audit committee financial expert.
Audit Committee Report
     In the context of the role of the Audit Committee as outlined above, the Audit Committee has reviewed and discussed the Company’s audited financial statements for 2005 with management of the Company. BDO Seidman, LLP, the Company’s independent registered public auditing firm, is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also discussed with BDO Seidman, LLP the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, “Communication with Audit Committees” as amended, the Sarbanes-Oxley Act of 2002, and other matters required by the Audit Committee’s charter. The Audit Committee has received the written disclosures and the letter from BDO Seidman, LLP as required by Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees” and has discussed with BDO Seidman, LLP their independence, including consideration of whether the payment to BDO Seidman, LLP of audit related, tax, and permissible non-audit fees is compatible with maintaining their independence. Based upon its review and discussions with Company management and BDO Seidman, LLP, the Audit Committee has recommended to the Board of Directors that Fred’s, Inc. audited financial statements for fiscal 2005 be included in the annual report on Form 10-K for 2005 filing with the Securities and Exchange Commission, and that BDO Seidman, LLP be considered for selection as the Company’s independent registered public accounting firm for 2006.
     The members of the Audit Committee are not professionally engaged in the practice of accounting or auditing and, as such, rely without independent verification on the information provided to them and on the representations made by management and BDO Seidman, LLP. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting processes or appropriate internal controls and procedures designed to assure compliance with the accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s reviews and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the Company’s audited consolidated financial statements are presented in accordance with generally accepted accounting principles, or that BDO Seidman, LLP is in fact independent.
John R. Eisenman
Roger T. Knox
Thomas H. Tashjian
B. Mary McNabb
Gerald E. Thompson
Nominating Committee
     The Nominating and Governance Committee of the Board of Directors (the “Nominating Committee”), which met one time during the Company’s latest fiscal year, recommends nominees for election to the Board by the shareholders at the annual meeting and makes recommendations to the Board of Directors regarding corporate governance matters and practices. The Nominating Committee is comprised of Thomas H. Tashjian, Chairman of the Committee, John R. Eisenman, Roger T. Knox, B. Mary McNabb, and Gerald E. Thompson all of whom meet the independence requirements of NASDAQ listing standards. Members McNabb and Thompson were added to the Committee in April 2005. Nominating Committee members are paid for their services $1,500 per year for Mr. Tashjian, and $750 per year for the other members, plus reasonable expenses for meeting attendance.
     The Nominating Committee identifies candidates for nominees based upon both its criteria for evaluation and the candidate’s previous service on the Board. Additionally, the Nominating Committee may use the services of a search company in identifying nominees. Although the Nominating Committee has not determined specific minimum qualifications for its nominees, it evaluates candidates that it has identified based upon:
•	character, personal and professional ethics, integrity and values;

•	executive level business experience and acumen;

•	relevant business experience or knowledge (although preference may be shown for experience in or knowledge of the retail industry, it is not a prerequisite);

•	skills and expertise necessary to make significant contributions to the Company, its Board and its shareholders;

•	business judgment;

•	availability and willingness to serve on the Board;

•	independence requirements of NASDAQ listing standards;

•	potential conflicts of interest with the Company or its shareholders taken as a whole; and

•	accomplishment within the candidate’s own field.
     The Nominating Committee has adopted a policy with regard to considering a shareholder’s nominee. To submit a nominee for consideration, a shareholder must provide the Nominating Committee:
•	proof of the shareholder’s eligibility to submit proposals in accordance with Rule 14a-8(b) of the Securities Exchange Act of 1934, as amended;

•	a complete description of the candidate’s qualifications, experience and background; and

•	the candidate’s signed consent to serve on the Board.
     In general, the Nominating Committee will evaluate a candidate identified by a shareholder using the same standards as it uses for candidates it identifies. Before recommending a shareholder’s candidate, the Nominating Committee may also:
•	consider whether the shareholder candidate will significantly add to the range of talents, skills and expertise of the Board;

•	conduct appropriate verifications of the background of the candidate; and

•	interview the candidate or ask the candidate for additional information.
     The Nominating Committee has full discretion not to include a shareholder’s candidate in its recommendation of nominees to the Board. If the Nominating Committee does not recommend a shareholder’s candidate to the Board, it will not make public the reason or reasons for its decision.

Compensation Committee
     The Compensation Committee reviews and approves the salaries and cash incentive compensation of executive officers and recommends the grants of stock-based incentive compensation under Fred’s long-term incentive plan. The Compensation Committee, which is comprised of Roger T. Knox, Chairman of the Committee, John R. Eisenman, Thomas H. Tashjian, B. Mary McNabb, and Gerald E. Thompson, met one time during the last fiscal year. Members Eisenman, Knox, and Tashjian attended the Committee meeting. Members McNabb and Thompson were added to the Committee in April 2005. Compensation Committee members are paid for their services $1,500 per year for Mr. Knox, Chairman and $750 per year for the other members, plus reasonable expenses for meeting attendance. The Board of Directors receives the grant recommendations of the Committee and may approve, amend or reject the grant of restricted stock and stock options recommended by the Committee.
Executive Compensation
     The following table sets forth the cash compensation paid, as well as certain other compensation paid or accrued, to Fred’s chief executive officer and to each of the other four most highly compensated executive officers whose aggregate cash compensation exceeded $100,000 during the indicated fiscal years (the “Named Executives”).
SUMMARY COMPENSATION TABLE

				Long-Term
		Annual Compensation		Compensation
				Restricted	Option	All Other
Name and		Salary	Bonus	Stock Awards	Awards	Compensation
Principal Position	Year	($)	($)	($)(1)	(2)	($)
Michael J. Hayes	2005	220,000	—	—	—	7,265	(3)
Chairman and	2004	220,000	—	—	14,000	8,433	(3)
Chief Executive Officer	2003	214,615	80,500	—	—	—

John D. Reier	2005	250,000	—	—	—	—
President	2004	250,000	—	229,050	14,000	—
	2003	243,269	80,500	—	60,000	—

Jerry A. Shore	2005	182,692	—	—	—	—
Executive Vice President-	2004	157,692	—	152,700	6,000	—
Chief Financial Officer	2003	145,962	55,200	—	27,000	—

James R. Fennema(4)	2005	180,692	—	—	—	21,596	(3)
Executive Vice President-	2004	20,769	—	267,225	—	—
General Merchandise Manager	2003	—	—	—	—	—

Dennis K. Curtis	2005	150,364	—	—	—	720	(3)
Executive Vice President-	2004	128,265	—	152,700	5,000	801	(3)
Store Operations	2003	119,885	12,062	—	15.000	267	(3)

(1)	The aggregate restricted stock holdings for the above Named Executives, using the January 27, 2006 closing price of $15.41 per share, net of any consideration to be paid, was as follows:

	Number	Value
Michael J. Hayes	—	—
John Reier	15,000	$231,150
Jerry A. Shore	10,000	$154,100
James R. Fennema	17,500	$269,675
Dennis K. Curtis	10,000	$154,100

All restricted stock holdings pay dividends at the same dividend rate as the Company’s Common Stock. All other holdings to named executives were issued January 15, 2005 and vest over 10 years or less based on operating performance.

(2)	The 2005 grants were performance based and cancelled due to non performance on 3/20/2006.

(3)	Consists of miscellaneous reimbursements

(4)	Mr. Fennema joined the Company on December 13, 2004

OPTION GRANTS IN LAST FISCAL YEAR
     The following table sets forth information on stock option grants pursuant to the Fred’s, Inc. 2002 Long-Term Incentive Plan during the last fiscal year for each of the Named Executives. The Company has not granted any Stock Appreciation Rights.

	Individual Grants
						Potential Realizable
						Value at Assumed
						Annual Rates of
						Stock Price
	Options		% of Total	Exercise		Appreciation for
	Granted to		Options	or Base		Option Term(1)
	Employees		Granted	Price	Expiration
Name	(#)		in Fiscal Year	($/Sh)	Date	5% ($)	10% ($)
Michael J. Hayes	14,400	(2)	6.0	15.37	06/09/2012	90,103	209,978
John D. Reier	13,500	(2)	5.5	15.37	06/09/2012	83,846	195,396
Jerry A. Shore	6,000	(2)	2.5	15.37	06/09/2012	37,543	87,491
James R. Fennema	5,000	(2)	2.1	15.37	06/09/2012	31,285	72,909
Dennis K. Curtis	5,000	(2)	2.1	15.37	06/09/2012	31,285	72,909

(1)	The potential gain is calculated from the closing price of Common Stock on the date of grants until the end of the option period at certain assumed rates of appreciation set by the Commission. They are not intended to forecast possible future appreciation in the Common Stock and any actual gains on exercise of options are dependent on the future performance of the Common Stock.

(2)	The 2005 grants were performance based and cancelled due to non performance on 3/20/2006.
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FY-END OPTION VALUES
     The following table shows the stock option exercises by the Named Executives during the last fiscal year. In addition, this table includes the number of exercisable and unexercisable stock options held by each of the Named Executives as of January 28, 2006. The fiscal year-end value of “in-the-money” stock options is the difference between the exercise price of the option and the fair market value of the Common Stock (not including options with an exercise price greater than the fair market value) on January 27, 2006 (the last trading date before the fiscal year-end), which was $15.41 per share.

			Number of Securities
	Stock Option Exercises		Underlying Unexercised		Value of Unexercised
			Options		In-The-Money Options
	Shares		At Fiscal Year-end(#)		At Fiscal Year-end($)
	Acquired	Value
	on Exercise(#)	Realized ($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Michael J. Hayes	—	—	69,650	—	138,005	—
John D. Reier	—	—	30,275	74,000	52,716	10,742
Jerry A. Shore	21,563	261,488	13,500	33,000	23,361	4,614
James R. Fennema	—	—	2,000	23,000	280	2,720
Dennis K. Curtis	—	—	3,500	21,500	405	3,845

(1)	“Value Realized” is the difference between the fair market value of the underlying shares on the exercise date and the exercise price of the option.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
     This Compensation Committee report documents the components of Fred’s executive officer compensation programs and describes the basis on which fiscal 2005 compensation determinations were made by the Committee with respect to the executive officers of Fred’s, including the Named Executives.
Compensation Philosophy and Overall Objectives of Executive Compensation Programs
     It is the philosophy of Fred’s that executive compensation be linked to improvements in corporate performance and increases in shareholder value. The following objectives have been adopted by the Committee as guidelines for compensation decisions:
•	Provide a competitive total compensation package that enables Fred’s to attract and retain key executives.

•	Integrate all pay programs with Fred’s annual and long-term business objectives and strategy, and focus executive behavior on the fulfillment of those objectives.

•	Provide variable compensation opportunities that are linked with the performance of Fred’s and that align executive remuneration with the interests of shareholders.
Compensation Program Components
     The Committee reviews Fred’s compensation program annually to ensure that pay levels and incentive opportunities are competitive and reflect the performance of Fred’s. The particular elements of the compensation program for executive officers are further explained below.
     Base Salary - Base pay levels are largely determined through comparisons with other retailing companies. Actual salaries are based on individual performance contributions within a salary structure that is established through job evaluation and job market considerations. Base pay levels for the executive officers are competitive within the middle of a range that the Committee considers to be reasonable and necessary. Various increases in base salary were recommended by the Chief Executive Officer in fiscal 2005 for the other Named Executives, based on performance and competitive considerations, and the Committee considered those recommendations in making its determination.
     Incentive Compensation - Fred’s officers are eligible to participate in an annual incentive compensation plan with awards based primarily on the attainment of various specified levels of operating profits. The objective of this plan is to deliver competitive levels of compensation for the attainment of financial objectives that the Committee believes are primary determinants of earnings growth. Targeted awards for executive officers of Fred’s under this plan are consistent with targeted awards of other retailing companies of similar size and complexity to Fred’s. Specified awards were recommended by the Chief Executive Officer for the other Named Executives of Fred’s for fiscal 2005, based upon the Company’s performance, and the Committee considered these recommendations in making its determination.
     Fred’s Stock Option Program - The Committee strongly believes that by providing those persons who have substantial responsibility for the management and growth of Fred’s with an opportunity to increase their ownership of Common Stock, the best interests of shareholders and executives will be closely aligned. Therefore, executives are eligible to receive stock options from time to time, giving them the right to purchase shares of Common Stock in the future at a specified price. The number of stock options granted to executive officers is based on competitive practices, with the value of such options estimated by using a Black-Scholes pricing model.
Discussion of Compensation for the Chief Executive Officer
     The Committee has considered Chief Executive Officer’s base salary, incentive compensation and long-term incentives to be less than or equal to the total compensation paid to other executives similarly situated, and has deems his beneficial ownership of Common Stock to provide adequate linkage between the interests of Fred’s shareholders and Mr. Hayes’ personal interests.

Summary
     After its review of all relevant programs, the Committee continues to believe that the total compensation program for executives of Fred’s is competitive with the compensation programs provided by other companies with which Fred’s competes. The Committee believes that any amounts paid under the incentive compensation plan will be appropriately related to corporate and individual performance, yielding awards that are linked to the annual financial and operational results of Fred’s. The Committee also believes that the stock option program provides opportunities to participants that are consistent with the returns that are generated on behalf of Fred’s shareholders.
Roger T. Knox
John R. Eisenman
Thomas H. Tashjian
B. Mary McNabb
Gerald E. Thompson
Employment Agreements
     We have entered into employment agreements with each of Michael J. Hayes and John D. Reier which became effective as of April 30, 2003.
     Michael J. Hayes. Mr. Hayes’ employment agreement provides that we will employ him for a period of two years commencing on May 1, 2003 with automatic employment extensions, the latest which expires in May, 2007. The agreement provides that we will pay Mr. Hayes an annual salary of up to $250,000 and that he will participate in any bonus plan of the Company. The Compensation Committee shall annually review his salary and bonus plan. We may terminate Mr. Hayes’ employment with or without cause. However, if we terminate this agreement other than for cause, he will receive continued payment of his most recent salary, and other Company-provided benefits, to the end of the term. Mr. Hayes has agreed not to compete with us for a period of six months. In addition, if we terminate Mr. Hayes’ employment without cause, we will provide health and dental benefits for Mr. and Mrs. Hayes.
     John D. Reier. Mr. Reier’s employment agreement provides that we will employ him for a period of two years commencing on May 1, 2003 with automatic employment extensions, the latest which expires in May, 2007. The agreement provides that we will pay Mr. Reier an annual salary of $250,000 and that he will participate in any bonus plan of the Company. The Compensation Committee shall annually review his salary and bonus plan. We may terminate Mr. Reier’s employment with or without cause. However, if we terminate this agreement other than for cause, he will receive continued payment of his most recent salary, and other Company-provided benefits for one year. Mr. Reier has agreed not to compete with us for a period of one year. In addition, if we terminate Mr. Reier’s employment without cause, we will provide health and dental benefits for Mr. and Mrs. Reier for five years.
Compensation Committee Interlocks and Insider Participation
     None of the members of the Compensation Committee have at any time been one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Comparison of Cumulative Total Return
     The total cumulative return on investment assumes that $100 was invested in Fred’s, the NASDAQ Retail Trade Stocks Index and NASDAQ Stock Market (U.S.) Index on February 3, 2001, and that all dividends were reinvested.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG FRED’S, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE NASDAQ RETAIL TRADE INDEX

PROPOSAL 2 (APPROVE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM)
     BDO Seidman, LLP audited the Company’s consolidated financial statements for the year ended January 28, 2006. BDO Seidman, LLP is an independent registered public accounting firm. The Board of Directors is asking the shareholders to approve the appointment of BDO Seidman, LLP as such independent registered public accounting firm for the fiscal year ending February 3, 2007. Although not required by law, NASDAQ listing standards, or the Company’s bylaws, the Board of Directors is submitting the selection of BDO Seidman, LLP to the shareholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders, including economic considerations.
     The Board of Directors will offer a resolution at the Annual Meeting to ratify this selection. BDO Seidman LLP, which has acted as independent registered public accounting firm of Fred’s since July 30, 2004, is expected to be represented at the Annual Meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.
THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE
SELECTION OF BDO SEIDMAN, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING
FIRM FOR FISCAL YEAR 2006.
Changes in Certifying Independent Registered Public Accounting Firm
     On June 11, 2004, Ernst & Young, LLP (“E&Y”) submitted to the Company an engagement letter proposing fiscal 2004 auditing fees which were significantly higher than anticipated by the Company. Therefore, the Company’s Audit Committee initiated the process of seeking 2004 quotes from other auditors, and instructed management to attempt to resolve the unanticipated year-end 2003 fee under dispute with Ernst & Young before making a decision on which auditing firm to use for fiscal 2004. On July 1, 2004, E&Y notified the Company that it would resign. The Company’s Audit Committee accepted the E&Y resignation on the foregoing basis.
     Each of the audit reports of E&Y on the consolidated financial statements of the Company for each of the years in which they acted as the Company’s auditors in the two-year period ended January 31, 2004 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.
     During all periods in which E&Y acted as the Company’s principal accountant through July 30, 2004, there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of E&Y, would have caused them to make reference to the subject matter of the disagreement in their reports on the consolidated financial statements for such years.
     During the past two fiscal years and through the date of this Report, E&Y has not advised the Company of any reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K), other than E&Y reported to the Company that, in conducting its audit of the 2003 financial statements, it noted weaknesses in certain internal controls. E&Y has not informed the Company that those weaknesses constitute “material weaknesses” as defined by the American Institute of Certified Public Accountants. The weaknesses related to (1) the number and qualifications of corporate accounting personnel, (2) procedures related to accounting for consideration received from vendors, and (3) the financial statement closing process. At the direction of its Audit Committee, the Company had taken steps to address the concerns expressed by E&Y during its work for the Company. The Company has enhanced its internal controls by (i) hiring additional skilled accounting staff (ii) focused additional personnel and reviews upon accounting for consideration received from vendors, and (iii) instituted more testing of results in the closing process before public reporting of quarterly and fiscal year end results.

     On July 30, 2004, the Company engaged BDO Seidman, LLP (“BDO”) as its new certifying accountants. The Company had not consulted with BDO during the two prior fiscal years and through July 30, 2004 regarding the application of accounting principles to a proposed or completed specified transaction or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, where either a written report was provided or oral advice was provided that BDO concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue or as to any disagreement or reportable event as described in Item 304(a)(1)(iv) and Item 304(a)(1)(v) of Regulation S-K.
Fees Paid to Independent Registered Public Accounting Firms
     The following table sets forth certain fees billed and to be billed to us by E&Y in fiscal 2004 and 2005 and BDO Seidman, LLP in fiscal 2004 and 2005 in connection with various services provided to us throughout those fiscal years:

	2005 Aggregate	2004 Aggregate
Service	Fees Billed	Fees Billed
Audit Fees(1)	$883,519	$927,036
Audit-Related Fees(2)	57,660	64,613
Tax Fees(3)	75,097	48,275
All Other Fees	—	—

(1)	2004 Aggregate Audit Fees Billed includes $876,184 to BDO Seidman, LLP and $7,335 to Ernst & Young, LLP. Audit fees include fees and expenses associated with the annual audit of consolidated financial statements, reviews of quarterly financial statements, and Sarbanes-Oxley Section 404 attestation services.

(2)	Audit related fees include $55,016 to BDO Seidman, LLP and $2,644 to Ernst & Young, LLP for audits of employee benefit plans, statutory audits of a subsidiary, and consultation on accounting and reporting matters.

(3)	Tax fees represent billings for professional services for tax structuring and compliance (including federal, state, and local).
     The Audit Committee has the responsibility to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. Where feasible, the Audit Committee considers and, when appropriate, pre-approves such services at regularly scheduled meetings after disclosure by management as to the nature of the services to be performed and projected fees. The Committee also has authorized its Chairman to consider and, when appropriate, pre-approve audit and non-audit services in situations where pre-approval is necessary prior to the next regularly scheduled meeting of the Audit Committee. Company management and the Chairman must report to the Audit Committee at its next meeting with respect to all services pre-approved by him since the last Audit Committee meeting.
     In fiscal 2005, all audit and permissible non-audit services provided by our independent registered public accounting firms were pre-approved by the Audit Committee.

OTHER BUSINESS
     The Board of Directors knows of no other business which will be presented at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is intended that the persons named in the proxy are authorized by you to act, and will act, in respect thereof in accordance with recommendations of management and their best judgment.
SHAREHOLDER PROPOSALS
     Shareholder proposals intended to be included in the proxy statement and presented at the 2007 Annual Meeting must be received by the Company no later than January 22, 2007, and the proposals must meet certain eligibility requirements of the Securities and Exchange Commission. Proposals may be mailed to Fred’s, Inc., to the attention of the Secretary, 4300 New Getwell Road, Memphis, Tennessee 38118.
SOLICITATION OF PROXIES AND COST THEREOF
     The cost of solicitation of the proxies will be borne by the Company. In addition to solicitation of the proxies by use of the mails, employees of the Company, without extra remuneration, may solicit proxies personally or by telecommunications. The Company will reimburse brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto.
     SHAREHOLDERS MAY OBTAIN A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WITHOUT CHARGE (EXCEPT FOR EXHIBITS), BY WRITING TO: FRED’S, INC., ATTN: SECRETARY, 4300 NEW GETWELL ROAD, MEMPHIS, TENNESSEE 38118.

By order of the Board of Directors,
/s/ Charles S. Vail

Charles S. Vail
Secretary

May 26, 2006

FRED’S, INC.
Holiday Inn Express
2192 S. Highway 441
Dublin, Georgia

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS — JUNE 21, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    Charles S. Vail and Jerry A. Shore, or either of them with full power of substitution, are hereby authorized to represent and vote all the shares of common stock of the undersigned at the Annual Meeting of the Shareholders of Fred’s, Inc., to be held June 21, 2006, at 5:00 p.m., Eastern Daylight Time, or any adjournment thereof, with all powers which the undersigned would possess if personally present, in the following manner:

1.	Election of Directors for the term of one year.

☐ FOR all nominees listed below (except as marked to the contrary below)	☐ WITHHOLD ALL AUTHORITY* to vote for all nominees listed below

*INSTRUCTION:	TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE THROUGH THE NOMINEE’S NAME BELOW.

Michael J. Hayes     John R. Eisenman     Roger T. Knox     John D. Reier     Thomas H. Tashjian

B. Mary McNabb     Gerald E. Thompson

2.	Approval of BDO Seidman, LLP as independent registered public accounting firm of the Company, as described in the Proxy Statement.

☐ FOR                      ☐ AGAINST                      ☐ ABSTAIN

    In their discretion, the Proxies are authorized to vote upon such other business (none at the time of the solicitation of this Proxy) as may properly come before the meeting or any adjournment thereof.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSITIONS.

    WHEN PROPERLY EXECUTED, THIS PROXY SHALL BE VOTED AS DIRECTED. IN THE ABSENCE OF A CONTRARY DIRECTION, IT SHALL BE VOTED FOR THE PROPOSALS AND THE PROXIES MAY VOTE IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS PROPERLY MAY COME BEFORE THE MEETING OR ADJOURNMENT THEREOF.

    The undersigned acknowledges receipt of Notice of said Annual Meeting and the accompanying Proxy Statement, and hereby revokes all proxies heretofore given by the undersigned for said Annual Meeting. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO VOTING THEREOF.

Dated:	, 2006

Signature of Shareholder

Signature of Shareholder (if held jointly)

Please Date this Proxy and Sign Your Name or Names Exactly as Shown Hereon. When signing as an Attorney, Executor, Administrator, Trustee or Guardian, Please Sign Your Full Title as Such. If There Are More than One Trustee, or Joint Owners, All must Sign. Please Return the Proxy Card Promptly Using the Enclosed Envelope.